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                                                                     EXHIBIT 3.A

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           EL PASO NATURAL GAS COMPANY

                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware


         E1 Paso Natural Gas Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is E1 Paso Natural Gas Company (the "Corporation"). The Corporation was originally incorporated under the name E1 Paso Natural Gas Company. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 28, 1928.

         2. This Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation and has been adopted and approved in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. Stockholder approval of this Restated Certificate of Incorporation was given by unanimous written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. No shares of the Corporation's preferred stock, including the Corporation's 8% Preferred Stock are currently issued or outstanding. Upon the filing of this Restated Certificate of Incorporation all shares of the Corporation's Preferred Stock shall be cancelled and refernece thereto shall be eliminated from the Restated Certificate of Incorporation.


         3. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE 1
                                      NAME

         The name of this corporation is El Paso Natural Gas Company.



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                                    ARTICLE 2
                           REGISTERED OFFICE AND AGENT

         The address of the registered office of this corporation is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.


                                    ARTICLE 3
                                    PURPOSES

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                    ARTICLE 4
                                     SHARES

         The total number of authorized shares of all classes of stock of this corporation shall consist of 1,000 shares of common stock having a par value of $1.00 per share.


                                    ARTICLE 5
                                     BY-LAWS

         The Board of Directors shall have the power to adopt, amend or repeal the By-laws of this corporation, subject to the power of the stockholders to amend or repeal such By-laws. The stockholders having voting power shall also have the power to adopt, amend or repeal the By-laws of this corporation.


                                    ARTICLE 6
                              ELECTION OF DIRECTORS

         Except as may be otherwise required by the By-laws, written ballots are not required in the election of Directors.


                                    ARTICLE 7
                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Corporation shall indemnify its officers and directors to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.


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                                    ARTICLE 8
                        LIMITATION OF DIRECTOR LIABILITY

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office. Any amendment, repeal or modification of this Article 8 shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be executed by a duly authorized officer this 8th day of April 2003.


                                          EL PASO NATURAL GAS COMPANY



                                                   /s/ Pilar DeAnda
                                          --------------------------------------
                                                       Pilar DeAnda
                                                   Corporate Secretary


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